Exhibit 99.0


FROM:

IPI, Inc.
8091 Wallace Road
Eden Prairie, Minnesota 55344
United States
(952) 975-6246
www.insty-prints.com
Contact:  David M. Engel, CFO

FOR IMMEDIATE RELEASE                                           January 31, 2002

         IPI, INC. ANNOUNCES CLOSING ON AGREEMENT TO SELL INSTY-PRINTS
               AND SHAREHOLDER APPROVAL OF A PLAN OF LIQUIDATION
--------------------------------------------------------------------------------
MINNEAPOLIS, JANUARY 31, 2002---IPI, Inc. (AMEX:IDH) the parent company of Insty-Prints, Inc., franchisor of Insty-Prints fast-turnaround business printing centers, and Change of Mind Learning Systems, Inc., a franchisor of learning centers, announced today the closing on an Asset Purchase Agreement to sell the assets relating to its Insty-Prints franchise business to Allegra Holdings LLC. Allegra Holdings LLC is the parent company of Allegra Network LLC which is the franchisor of more than 350 printing and graphic communications centers operating under the names of "Allegra Print and Imaging", "American Speedy Printing Centers", "Quik Print", "Instant Copy", "Speedy Printing Centers" and "Zippy Print".

The Company expects to receive $5.7 million in consideration for the sale of the operating assets of the Insty-Prints franchising business, to be received at the closing and over the course of one year following the closing.

Also on January 31, 2002 the Company held a Special Meeting of its shareholders at which shareholders approved the Asset Purchase Agreement and a Plan of Liquidation.

Pursuant to the Plan of Liquidation, the Company's common stock will no longer trade on the American Stock Exchange (AMEX: IDH) as of the close of the market on January 31, 2002. The Company intends to file a Form 15 to deregister its common stock under the Securities Exchange Act of 1934 as of February 1, 2002. Moreover, as of January 31, 2002, the stock transfer books of the Company will be closed, and no further transfers of the Company's common stock will be permitted. As noted in the proxy statement filed January 15, 2002, the estimated per share distribution to shareholders is $5.65 per share of common stock.

                                     ######
--------------------------------------------------------------------------------
Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties including, without limitation, risks in product development and market acceptance of and demand for the Company's products, risks of downturns in economic conditions generally and specifically, risks associated with competition and competitive pricing pressures and other risks detailed in the Company's filings with the Securities and Exchange Commission.